SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM T-3

FOR APPLICATIONS FOR QUALIFICATION OF INDENTURES
UNDER THE TRUST INDENTURE ACT OF 1939

INTEVAC, INC.

(Name of applicant)

3560 Bassett Street
Santa Clara, California 95054

(Address of principal executive offices)

securities to be issued under the indenture to be qualified

TITLE OF CLASS	AMOUNT

6½% Convertible Subordinated Notes due 2009	Up to $18,000,000 principal amount

     Approximate date of proposed public offering: As soon as practicable following the qualification of the indenture covered hereby under the Trust Indenture Act of 1939, as amended.

Name and address of agent for service:	With copies sent to:

Kevin Fairbairn Intevac, Inc. 3560 Bassett Street Santa Clara, California 95054 (408) 986-9888	Herbert P. Fockler, Esq. Michael A. Occhiolini, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304

     The obligor hereby amends this application for qualification on such date or dates as may be necessary to delay its effectiveness until: (i) the 20th day after the filing of a further amendment which specifically states that it shall supersede this amendment; or (ii) such date as the Commission, acting pursuant to Section 307(c) of the Act, may determine upon the written request of the obligor.

SIGNATURE
EXHIBIT INDEX

EXPLANATORY NOTE

          This Amendment No. 1 to Form T-3 is being filed solely for the purposes of adding as an exhibit the supplement to the offering circular, dated May 24, 2002, that amends and supplements the offering circular previously filed and filing a revised form of Indenture amending Section 5.15 of the Indenture to provide that the notice of Automatic Conversion shall also include “the Conversion Price at which such Automatic Conversion is to be effected.”

          Contents of application for qualification. This amendment to the application for qualification comprises:

                    (a)    Pages numbered 1 to 3, consecutively.

                    (b)    The statement of eligibility and qualification on Form T-1 of State Street Bank and Trust Company of California, N.A., as Trustee under the Indenture.(1)

                    (c)    The following exhibits in addition to those filed as a part of the statement of eligibility and qualification of such Trustee:

Exhibit T3A –	Amended and Restated Articles of Incorporation of Intevac, as amended.(2)

Exhibit T3B –	By-Laws of Intevac.(3)

Exhibit T3C –	The Indenture to be dated as of the closing date of the Exchange Offer by and between Intevac and State Street Bank and Trust Company of California, N.A., as Trustee. (5)

Exhibit T3D –	Not applicable.

Exhibit T3E –	(1)	Supplement to Offering Circular dated as of May 24, 2002.(5)

	(2)	Offering Circular dated as of May 8, 2002.(4)

	(3)	Letter of Transmittal accompanying the Offering Circular.(4)

	(4)	Letter to Clients.(4)

	(5)	Letter to Broker-Dealers.(4)

	(6)	Notice of Guaranteed Delivery.(4)

	(7)	Guidelines for Certification of Taxpayer Identification Number on substitute Form W-9.(4)

	(8)	Press Release.(4)

	(9)	Investor Presentation.(4)

Exhibit T3F –	Cross-reference sheet.(1)

(1)	Incorporated by reference to Intevac’s Form T-3 (file No. 22-28599), filed on May 8, 2002.

(2)	Incorporated by reference to Exhibit 3.1 to Intevac’s Registration Statement on Form S-1 (File No. 333-05531), filed with the Securities Exchange Commission on June 7, 1996.

(3)	Incorporated by reference to Exhibit 3.2 to Intevac’s Quarterly Report on Form 10-Q for the quarter ended March 30, 2002, filed on April 30, 2002.

(4)	Incorporated by reference to Intevac’s Tender Offer Statement on Schedule TO (file No. 5-48450), filed with the Securities and Exchange Commission on May 8, 2002.

(5)	Incorporated by reference to Intevac’s Amendment No. 1 to Schedule TO, filed on May 24, 2002.

SIGNATURE

          Pursuant to the requirements of the Trust Indenture Act of 1939, the applicant, Intevac, Inc., a corporation organized and existing under the laws of California, has duly caused this amendment to the application to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the city of Santa Clara, and State of California, on the 24th day of May, 2002.

(SEAL)	INTEVAC, INC.

	By:	/s/ KEVIN FAIRBAIRN
	Name: Title:	Kevin Fairbairn President and Chief Executive Officer

Attest:	/s/ CHARLES B. EDDY III
Name: Title:	Charles B. Eddy III Vice President, Finance and Administration, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit Number
Exhibit T3A –	Amended and Restated Articles of Incorporation of Intevac, as amended.(2)

Exhibit T3B –	By-Laws of Intevac.(3)

Exhibit T3C –	The Indenture to be dated as of the closing date of the Exchange Offer by and between Intevac and State Street Bank and Trust Company of California, N.A., as Trustee.(5)

Exhibit T3D –	Not applicable.

Exhibit T3E –	(1)	Supplement to Offering Circular dated as of May 24, 2002.(5)

	(2)	Offering Circular dated as of May 8, 2002.(4)

	(3)	Letter of Transmittal accompanying the Offering Circular.(4)

	(4)	Letter to Clients.(4)

	(5)	Letter to Broker-Dealers.(4)

	(6)	Notice of Guaranteed Delivery.(4)

	(7)	Guidelines for Certification of Taxpayer Identification Number on substitute Form W-9.(4)

	(8)	Press Release.(4)

	(9)	Investor Presentation.(4)

Exhibit T3F –	Cross-reference sheet.(1)

(1)	Incorporated by reference to Intevac’s Form T-3 (file No. 22-28599), filed on May 8, 2002.

(2)	Incorporated by reference to Exhibit 3.1 to Intevac’s Registration Statement on Form S-1 (File No. 333-05531), filed with the Securities Exchange Commission on June 7, 1996.

(3)	Incorporated by reference to Exhibit 3.2 to Intevac’s Quarterly Report on Form 10-Q for the quarter ended March 30, 2002, filed on April 30, 2002.

(4)	Incorporated by reference to Intevac’s Tender Offer Statement on Schedule TO (file No. 5-48450), filed with the Securities and Exchange Commission on May 8, 2002.

(5)	Incorporated by reference to Intevac’s Amendment No. 1 to Schedule TO, filed on May 24, 2002.